UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 8, 2008

ZAP
(Exact name of Registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ZAP

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 8.01	Other Events

On October 8, 2008, ZAP, a California corporation (the “ZAP”) issued a press release announcing that record electric vehicles shipped (unaudited) in the quarter ended September 30, 2008 for the Advanced Technology Vehicle segment.

In the quarter ended September 30 2008, ZAP shipped 240 Xebra vehicles as compared to 80 in the quarter ended September 30 2007, or an increase of 160 vehicles and 200%.  For the quarter ended June 30, 2008, the number of vehicles shipped was 130 as compared to 80 in the quarter ended June 30 2007, an increase of 50 vehicles or 62%.

Within the Advanced Technology Vehicles segment, vehicle shipments of Xebras reached a record high in the month of September at 121 units.

A copy of the press release is incorporated by reference and filed as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release of ZAP dated October 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: October 8, 2008	By: /s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer